EXHIBIT 99.4


                              FIRST AMENDMENT TO
                         PURCHASE AND SALE AGREEMENT
                         ---------------------------

      This First Amendment to Purchase and Sale Agreement (this "Amendment") is made and entered into this 21st day of November, 2005, by and between CARRINGTON LABORATORIES, INC., a Texas corporation ("Seller") and RAINIER CAPITAL MANAGEMENT, L.P., a Texas limited partnership ("Purchaser").

      WHEREAS, Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated October 20, 2005 (the "Contract"), regarding that certain property located at 2001 Walnut Hill Lane, in the City of Irving, State of Texas, as more particularly described in the Contract (the "Property"); and

      WHEREAS, Seller and Purchaser desire to amend the Contract as further provided herein.

      NOW THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Seller and Purchaser hereby agree as follows:

      1. Section 1.1.3 of the Contract shall be amended by reducing the Purchase Price to Four Million Eight Hundred Thousand and No/100 Dollars ($4,800,000.00).

      2. Section 1.1.14 of the Contract shall be amended such that the Inspection Period shall be extended so as to expire on December 1, 2005.

      3. Subparagraph g of Section 12.1 of the Contract shall be amended as follows:

           a. The $5,800,000.00 figure contained in the seventh line therein shall be reduced to Five Million Seven Hundred Thousand and No/100 ($5,700,000.00); and

           b. The reference to "240 days" contained in the nineteenth line therein shall be replaced with "365 days".

      4. Section 1.1.15 shall be amended to delete the first sentence therein in its entirety and replace the same with the following language:
 "That date which December 21, 2005".

      5. Section 12.1 of the Contract shall be amended to add the following as subparagraph k: "Seller shall provide a security deposit in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) in cash or in the form of a letter of credit."

      6. Except as amended hereby, the Contract remains unmodified and in full force and effect. Capitalized terms used herein which are not otherwise defined herein shall have the meaning ascribed to them in the Contract. This Amendment may be executed in multiple counterparts, each of which when taken together shall constitute one and the same instrument. This Amendment may further be executed and delivered by facsimile.

      IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date first written above.

                                    SELLER:

                                    CARRINGTON LABORATORIES, INC.,
                                    a Texas corporation


                                    By:
                                        ------------------------------
                                        Robert W. Schnitzius, CFO


                                    PURCHASER:

                                    RAINIER CAPITAL MANAGEMENT, L.P.,
                                    a Texas limited partnership

                                    By: Rainier Capital Management I, LLC,
                                        a Texas limited liability company,
                                        its General Partner

                                    By:
                                        ------------------------------
                                        J. Kenneth Dunn, President